Exhibit 4.4




THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                             PSC ACQUISITION INC.

                   SUBORDINATED INSTALLMENT PROMISSORY NOTE


US $5,000,000
                                                                 July 12, 1996

     For value received and intending to be legally bound, PSC ACQUISITION INC., a Delaware corporation (the "Operating Company"), hereby promises to pay to the order of Spectra-Physics, Inc., a Delaware corporation (together with any subsequent holder of this Note, the "Holder"), the principal sum of Five Million Dollars ($5,000,000), together with interest thereon as hereinafter provided, payable at the times and in the manner hereinafter provided, and Operating Company further agrees as is hereinafter set forth. Certain capitalized terms used herein and not otherwise defined herein are defined in Section 12 hereof.


     1. Interest. This Note shall bear interest from the date hereof on the unpaid principal amount hereof at a variable rate of interest per annum equal to the Prime Rate, plus one percent (1%). This Note shall also bear interest on overdue principal and, to the extent permitted by law, on any overdue interest at a variable rate of interest per annum equal to the Prime Rate, plus three percent (3%). In no event shall the amount payable by the Operating Company as interest on this Note exceed the highest lawful rate permissible under any law applicable thereto. All interest shall be calculated based upon a 360 day year and the actual number of days elapsed. The interest rate on this Note shall change automatically without notice to the Operating Company immediately with each change in the Prime Rate.

     2. Payments. The principal hereof shall be payable in sixteen (16) consecutive quarterly installments, due on each April 12, July 12, October 12 and January 12, commencing October 12, 1997, each in the amount of Three Hundred and Twelve Thousand Five Hundred Dollars ($312,500). This Note shall have a final maturity, at which all principal amounts remaining outstanding shall be repaid in full, on July 12, 2001. Accrued but unpaid interest shall be due and payable on each April 12, July 12, October 12, and January 12, commencing October 12, 1996, and at maturity; provided that interest on overdue principal and overdue interest shall, at the option of the Holder, be payable on demand. Payments of principal and interest shall be made in lawful money of the United States of America, by wire transfer of immediately available funds to the following account:

            CoreStates Bank of Delaware N.A.
            ABA:  #031000011

                     Credit:  CoreStates Bank of Delaware
                                    Demand Checking

                    Name of:  Spectra-Physics, Inc.

            Account Number:   #0095-6176

or by such other method or to such address as the Holder may specify to the Operating Company in writing.

     3. Prepayment. The Operating Company shall have the right to prepay the unpaid principal balance hereof, in whole or in part, at any time so long as all accrued and unpaid interest hereunder is simultaneously paid in full. Any partial prepayment of this Note pursuant to this Section 3 shall be applied to the payment of installments of the principal hereof in inverse order of maturity.

     4. Financial Statements And Information. So long as this Note remains outstanding, the Operating Company shall provide to the Holder the documents described in Sections 7(a) through 7(j) of the Securities Purchase Agreements; provided, however, that for purposes of applying this Section of this Note (i) the capitalized terms used in such Sections of the Securities Purchase Agreements shall be deemed to have the meanings ascribed to them in this Note,
(ii) the  phrase  "Required  Holders of the Notes and of the  Warrants"  used in
Section  7(b) of the  Securities  Purchase  Agreements  shall  mean the  Holder,
(iii) the phrase "this Agreement, the Other Securities Purchase Agreements and the Securities" shall mean the Operative Documents, and (iv) the phrase "the
Seller or" the phrase "Seller Notes and/or the" in Section 7(i) of the Securities Purchase Agreements shall be deemed deleted.

     5. Inspection. The Operating Company and the Holding Company will permit any Person designated by the Holder, on reasonable notice and at the Holder's expense (unless a Default or Event of Default shall have occurred and be continuing, in which case at the Operating Company's expense), to visit and inspect any of the properties of the Holding Company and its Subsidiaries, to examine its and their books and records (and to make copies thereof and take extracts therefrom) and to discuss its and their affairs, finances and accounts with and to be advised as to the same by, its and their officers and outside counsel (and if a Default or Event of Default shall have occurred and be continuing, its and their independent accountants, each of whom the Companies hereby direct and authorize to engage in such discussions under such circumstances), all at such reasonable times and intervals as the Holder may desire.

     6. Subordination Of Notes. The provisions of Section 10 of the Securities Purchase Agreement (other than Section 10.4(d)) are incorporated herein as if set forth in full herein, provided, however, that (i) the capitalized terms used in such Section 10 of the Securities Purchase Agreements shall be deemed to have the meanings ascribed to them in this Note, (ii) the references to "this Agreement" and/or "the other Securities Purchase Agreements" in Sections 10.2(a) and 10.11 of the Securities Purchase Agreements shall be deemed deleted,
(iii) the term "Agreement" in Sections 10.4(a)(ii), 10.8 and 10.10 of the Securities Purchase Agreements shall mean this Note, (iv) the phrase "and the right to exercise any of the Warrants" in Section 10.11 of the Securities Purchase Agreements shall be deemed deleted, (v) in each instance where there is a reference to the vote, consent or approval of holders of a specified percentage of the principal amount of Superior Indebtedness, such reference shall be deemed to mean the holders of such specified percentage of the principal amount of each class of Superior Indebtedness (and for this purpose a "class" of Superior Indebtedness shall refer to each of (a) the Indebtedness under the Subordinated Debt Documents and any Refinancing Agreement relating thereto, and (b) the Indebtedness under the Bank Credit Documents and any Refinancing Agreement relating thereto, each of which is a separate class,) and
(vi) Section 10.4(a)(i) shall be deemed to read:

     (i) a Material Default shall have occurred which (other than in the case of a default under section 6.01(f) of the Bank Credit Agreement or sections 16.1(e), (f) or (g) of the Securities Purchase Agreements) permits the holder or holders of any Superior Indebtedness to immediately accelerate the maturity thereof;

     7. Covenants. Each of the Operating Company and the Holding Company covenants and agrees that so long as any portion of this Note remains outstanding, unless the Holder otherwise agrees in writing, it shall, and shall cause its Subsidiaries to:

     7.1 Comply with each of the covenants set forth in Sections 14.1 through 14.19, excluding Section 14.6(b) and Section 14.7, of the Securities Purchase Agreements, provided, however, that:

     (i) the capitalized terms used in such Sections of the Securities Purchase Agreements shall be deemed to have the meanings ascribed to them in this Note;

     (ii) with respect to Section 14.5(a), (1) the term "Refinancing Agreement" as used in paragraph (iv) shall have the meaning ascribed to it in the Securities Purchase Agreements, and (2) paragraph (ii) thereof shall be deemed to read as follows:

     (ii) Funded Debt evidenced by the notes issued under the Securities Purchase Agreements and under any Refinancing Agreement relating to such notes (but no other extension, refinancing, refunding or renewal of such Notes) provided that the aggregate principal amount of such Funded Debt and Current Debt outstanding under the Securities Purchase Agreements and such notes and under any Refinancing Agreement relating thereto shall at no time exceed $31,500,000 minus the sum of all repayments of the principal of such Funded Debt or Current Debt.

     (iii) with respect to Section 14.16(a), the term "the Securities" shall be deemed replaced by the term "this Note";

     (iv) with respect to Section 14.16(c), (1) the term "Acquisition Documents" shall be deemed replaced by the term "Subordinated Debt Documents", (2) the terms "any holder of any of the Securities" shall be deemed replaced by the term "the Holder", (3) the terms "Notes or to pay the Put Price under section 12" shall be deemed replaced by the term "Note", (4) the terms "agreements, documents or instruments referred to in section 4.3, including, without limitation," shall be deemed deleted, and (5) the terms "term of the Bank" shall be deemed replaced by the terms "term of the Subordinated Debt Documents, Bank";

     (v) with respect to Section 14.17(c), the terms "Agreement and the Other Securities Purchase Agreements" shall be deemed replaced by the term "Note" and the terms "and thereof" shall be deemed deleted; and

     (vi) with respect to Section 14.18, the term "Required" shall be deemed deleted.

     7.2 Subject to Section 8.6 hereof, comply with each of the covenants set forth in Section 14.7 of the Securities Purchase Agreements.

     8. Remedies.

     8.1 Events Of Default Defined; Acceleration Of Maturity. If any one or more of the following events ("Events of Default") shall occur (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

     (a) if default shall be made in the due and punctual payment of all or any part of the principal of this Note when and as the same shall become due and payable, whether at the stated maturity thereof, by notice of or demand for prepayment, or otherwise;

     (b) if default shall be made in the due and punctual payment of any interest on this Note when and as such interest shall become due and payable and such default shall have continued for a period of five Business Days;

     (c) if default shall be made in the performance or observance of any covenant, agreement or condition contained in Section 4 (with respect to Section 7(g) of the Securities Purchase Agreements) or Section 5 (with respect to Sections 14.2(b) or 14.5 through 14.19, inclusive, of the Securities Purchase Agreements);

     (d) if default shall be made in the performance or observance of any other of the covenants, agreements or conditions contained in this Note or any of the other Operative Documents and such default shall have continued for a period of 30 days after the earlier to occur of (i) either Company's obtaining actual knowledge of such default or (ii) either Company's receipt of written notice of such default;

     (e) if the Holding Company or any Material Subsidiary of the Holding Company shall make a general assignment for the benefit of creditors, or shall not pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, custodian, receiver, liquidator or fiscal agent for it or for all or any substantial part of its properties, or shall (or its directors or stockholders shall) take any action looking to its dissolution or liquidation;

     (f) if, within 30 days after the commencement of an action against the Holding Company or any Material Subsidiary of the Holding Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Holding Company or such Material Subsidiary stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 30 days after the appointment without the consent or acquiescence of the Holding Company or such Material Subsidiary of any trustee, custodian, receiver, liquidator or fiscal agent for the Holding Company or any Material Subsidiary of the Holding Company or for all or any substantial part of their respective properties, such appointment shall not have been vacated;

     (g) if, under the provisions of any law for the relief or aid of debtors, any court or governmental agency of competent jurisdiction shall assume custody or control of the Holding Company or of any Material Subsidiary of the Holding Company or of all or any substantial part of their respective properties and such custody or control shall not be terminated or stayed within 30 days from the date of assumption of such custody or control;

     (h) if (1) the Holding Company or any Subsidiary of the Holding Company shall fail to (i) make any payment due on any Indebtedness (other than this Note and other than Indebtedness under the Bank Credit Documents or the Securities Purchase Agreements (or any Refinancing Agreement related thereto)) or other obligation (including any in respect of any lease or any Shares upon the exercise by any Person of any put or call option or other similar right of redemption or repurchase with regard to such Shares in accordance with the terms of such option or right), if the aggregate outstanding amount thereof (and of any other Indebtedness or other obligation as to which the Holding Company or any Subsidiary is in default) exceeds $2,000,000 or (ii) perform, observe or discharge any covenant, condition or obligation in any agreement, document or instrument evidencing, securing or relating to such Indebtedness or other obligation, if the effect of any such failure of the character described in this clause (1) is to cause, or permit any other Person to cause, any payment in respect thereof in an aggregate amount of $2,000,000 or more to become due and payable, or (2) if any such Indebtedness or other obligation or Indebtedness under the Bank Credit Documents or the Securities Purchase Agreements (or any Refinancing Agreement related thereto) in aggregate amount of $2,000,000 or more shall be accelerated or shall become due and payable by its terms and shall not be paid or extended;

     (i) if a final judgment for the payment of money which, together with all other outstanding final judgments for the payment of money against the Holding Company and/or any of its Subsidiaries, exceeds an aggregate of $2,000,000 shall be rendered by a court of record against the Holding Company or any Subsidiary, and the Holding Company or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof and within such period of 30 days, or such longer period during which execution of such judgment shall have been stayed, move to vacate such judgment or appeal therefrom and cause the execution thereof to be stayed pending determination of such motion or during such appeal;

     (j) if any representation or warranty made by or on behalf of the Holding Company or any Subsidiary of the Holding Company in the Acquisition Agreement, this Note or in any of the other Operative Documents or in any agreement, document or instrument delivered under or pursuant to any provision hereof or thereof shall prove to have been materially false or incorrect on the date as of which made;

     (k) if, at any time, this Note or any of the other Operative Documents shall for any reason (other than the scheduled termination thereof in accordance with its terms) expire, fail to be in full force and effect or be disaffirmed, repudiated, cancelled, terminated or declared to be unenforceable, null and void;

     (l) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified either Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,
(iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $250,000, (iv) either Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) either Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) either Company or any Subsidiary of either Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of either Company or any Subsidiary of either Company thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, has resulted in, or could reasonably be expected to result in a Material Adverse Change; or

     (m) if (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Exchange Act), directly or indirectly, of Voting Stock of the Holding Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Holding Company; (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Note, individuals who at the beginning of such 24-month period were directors of the Holding Company shall cease for any reason to constitute a majority of the board of directors of the Holding Company; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Holding Company;

then, in the case of an Event of Default of the character described in subdivisions (a), (b), (c), (d), (h), (i), (j), (k), (l) or (m) of this Section
8.1 and at the option of the Holder, exercised by written notice to the Operating Company, the principal of this Note shall forthwith become due and payable, together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Operating Company shall forthwith upon any such acceleration pay to the Holder the entire principal of and interest accrued on this Note, provided, further, that in the case of an Event of Default of the character described in Subsections (e), (f) or (g) of this Section 8.1, the principal of this Note shall forthwith become due and payable, together with interest accrued thereon (including any interest accruing after the commencement of any action or proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Operating Company shall forthwith upon any such acceleration pay to the Holder the entire principal of and interest accrued on this Note.

     8.2 Suits for Enforcement, etc. Subject to the provisions of Section 6, in case any one or more of the Events of Default specified in Section 8.1 shall have occurred, and irrespective of whether this Note has become or has been declared immediately due and payable under Section 8.1, the Holder may proceed to protect and enforce its rights either by suit in equity or by action at law, or both. Without limiting the generality of the foregoing (and without derogating from any provision contained in this Note or any of the other Operative Documents), upon the occurrence and during the continuance of an Event of Default, the Holder shall have the right to apply for and have a receiver appointed for each of the Companies and their respective Subsidiaries, or any one or more of them, by a court of competent jurisdiction in any action taken by Holder to enforce its rights and remedies hereunder and under the other Operative Documents in order to manage, protect and preserve the assets of the Companies and their respective Subsidiaries and continue the operation of the business of the Companies and their respective Subsidiaries, or to sell or dispose of the assets of the Companies and their respective Subsidiaries, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and the Companies hereby consent to such appointment without regard to the existence of any misfeasance or malfeasance or the presence of any defenses that would otherwise be available to such application.


     8.3 Remedies Cumulative. No remedy conferred in this Note or in any of the other Operative Documents upon the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     8.4 Remedies Not Waived. No course of dealing between either Company and any of their respective Subsidiaries, on the one hand, and the Holder, on the other hand, and no delay by the Holder in exercising any rights hereunder or under any of the other Operative Documents shall operate as a waiver of any rights of any such holder.

     8.5 Application of Payments. In case any one or more of the Events of Default specified in Section 8.1 shall have occurred, all amounts to be applied to the prepayment or payment of the Note, shall be applied, after the payment of all related costs and expenses incurred by the Holder (including, without limitation, reasonable compensation to any and all trustees, liquidators, receivers or similar officials and reasonable fees, expenses and disbursements of counsel) in such order of priority as is determined by the Holder.

     8.6 Automatic Waivers of Certain Financial Covenant Defaults. If default shall be made in the performance or observance of the covenants contained in
Section 7.2 hereof, and the Required Holders of the notes issued under the Securities Purchase Agreements waive, in accordance with the terms of the Securities Purchase Agreements, the analogous default under the analogous provisions of Section 14.7 of the Securities Purchase Agreements, then, notwithstanding any other provision herein to the contrary, upon receipt of a copy of such waiver, the Holder shall be deemed to have also waived such default under Section 7.2 hereof, on the same terms and subject to the same conditions as the analogous default was waived under the Securities Purchase Agreements; provided that in the event the Holding Company or any of its Subsidiaries pays the holders of the notes under the Securities Purchase Agreements a fee or increases the rate of interest to be paid to such Holders in connection with obtaining such waiver, the Operating Company shall at the same time pay Holder a proportional fee or shall make adjustments to the interest rate payable hereunder to reflect comparable treatment of Holder hereunder.

     9. Expenses; Indemnity. The Companies, jointly and severally, will pay or cause to be paid (or reimbursed, as the case may be) and will defend, indemnify and hold the Holder and each of its directors, officers, employees, agents, advisors and Affiliates (each, an "Indemnitee") harmless (on an after tax basis) in respect of all costs, losses, expenses (including, without limitation, the reasonable fees, costs, expenses and disbursements of counsel) and damages (collectively, "Indemnified Costs") incurred by or asserted against any Indemnitee in connection with the performance and/or enforcement of this Note or any of the other Operative Documents (including, without limitation, so-called work-outs and/or restructurings and all amendments, waivers and consents hereunder and thereunder, whether or not effected) which may otherwise be related in any way to this Note or any other Operative Documents or such Indemnitee's relationship to either Company or any of their respective Affiliates or any of their respective properties and assets, including, without limitation, any and all Indemnified Costs related in any way to the requirements of any Environmental Laws (as the same may be amended, modified or supplemented from time to time) or to any environmental investigation, assessment, site monitoring, containment, clean up, remediation, removal, restoration, reporting and sampling, whether or not consented to, or requested or approved by, any Indemnitee, and whether or not such Indemnified Cost is attributable to an event or condition originating from any properties or assets of either Company or any of their respective Subsidiaries or any other properties previously or hereafter owned, leased, occupied or operated by either Company or any of their respective Subsidiaries. Notwithstanding the foregoing, the Companies shall not have any obligation to an Indemnitee under this Section 9 with respect to any Indemnified Cost which is finally determined by a court of competent jurisdiction to have arisen solely and directly as a result of the willful misconduct or bad faith of such Indemnitee.

     10. Governing Law; Jurisdiction; Waiver of Jury Trial. This Note and, unless explicitly provided otherwise therein, each of the other Operative Documents, including the validity hereof and thereof and the rights and obligations of the parties hereunder and thereunder, and all amendments and supplements hereof and thereof and all waivers and consents hereunder and thereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Operating Company, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in the State of New York and consents to the jurisdiction of the courts of the State of New York and of the United States District Courts for the Southern District of New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or thereunder or with respect to the transactions contemplated hereby or thereby, and expressly waives any and all objections it may have as to venue in any such courts. The Operating Company further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address set forth in Section 11.6 hereof or as otherwise provided under the laws of the State of New York. Notwithstanding the foregoing, each Company agrees that nothing contained in this Section 10 shall preclude the institution of any such suit, action or other proceeding in any jurisdiction other than the State of New York. THE OPERATING COMPANY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH COMPANY IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     11. General Provisions.

     11.1 This Note (together with the other Operative Documents) embodies the entire agreement and understanding among the Holder and the Companies and supersedes all prior agreements and understandings relating to the subject matter hereof.

     11.2 Each covenant contained herein and in each of the other Operative Documents shall be construed (absent an express provision to the contrary) as being independent of each other covenant contained herein and therein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

     11.3 If any provision in this Note or in any of the other Operative Documents refers to any action taken or to be taken by an Person, or which such Person is prohibited from taking, such provision shall be applicable, whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

     11.4 The Holder shall not be required to pursue any party hereto, including any guarantor, before exercising any other such rights.

     11.5 If any of the terms or provisions of this Note shall be deemed unenforceable, the enforceability of the remaining terms and provisions shall not be affected.

     11.6 All communications provided for herein and, unless explicitly provided otherwise therein, in any of the other Operative Documents shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid), or
(c) by messenger. Any such communication must be sent (i) if to either Company (or any Subsidiary of either Company), to such Company (or such Subsidiary) at:

                        PSC Inc.
                        675 Basket Road
                        Webster, New York 14580
                        Telephone (716) 265-1600
                        Fax (716) 265-6402
                        Attention:  William J. Woodard,
                                      Vice-President - Finance

or at such other address (or telecopy number) as may be furnished in writing by the Companies, to the Holder at:

                        Spectra-Physics, Inc.
                        108 Webster Building
                        3411 Silverside Road
                        Wilmington, Delaware 19810
                        Telephone:  (302) 478-4600
                        Fax:  (302) 478-8962
                        Attention:  Ms. Barbara Schoenberg

or at such other address as may be furnished to the Companies in writing. Communications under this Section 11.6 shall be deemed given only when actually received.

     11.7 The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

     11.8 This Note shall inure to the benefit of and be enforceable by the respective successors and assigns of the Holder.

11.9 This Note is being issued pursuant to the Acquisition Agreement and in payment of the purchase price for the US Assets. Pursuant to the Merger Agreement, immediately after the issuance of this Note, the Operating Company will merge into Scanning and Scanning will be the surviving corporation.

     11.10 This Note is to be guaranteed by the Holding Company and by each Subsidiary of the Holding Company (other than any Foreign Subsidiary and the Operating Company), including any Person which hereafter becomes a Subsidiary of the Holding Company (other than any Foreign Subsidiary), pursuant to a guarantee substantially in the form of Exhibit A attached hereto (each, a "Note Guarantee"; collectively, the "Note Guarantees"). The Holding Company, and each other Person signing a Note Guaranty, by execution thereof, agrees to perform each of the provisions hereof applicable thereto.

     11.11 Any term of this Note and, unless explicitly provided otherwise therein, of any of the other Operative Documents may, with the consent of the Companies, be amended, or compliance therewith may be waived, in writing only, by the Holder, provided that no such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

     12. Defined Terms.

     12.1 The term "Acquisition Agreement" shall mean that certain Asset and Stock Purchase Agreement dated May 20, 1996, by and among PSC Inc., a New York corporation, the Holder and Spectra-Physics Holding, S.A., a French corporation, as amended, modified, and supplemented from time to time.

     12.2 The term "Affiliate" shall mean Affiliate as defined in Section 15.1 of the Securities Purchase Agreements but shall not include Spectra-Physics, Inc., a Delaware corporation or any of its affiliates.

     12.3 The term "Default" shall mean any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default.

     12.4 The term "Event of Default"  shall have the meaning  ascribed to it in
Section 8 hereof.

     12.5 The term "Material Adverse Change" shall mean a material adverse change in or effect upon any of (a) the condition (financial or otherwise), business, performance, operations, properties, profits or prospects of the Operating Company individually, the Operating Company and its Subsidiaries taken as one enterprise, the Holding Company and its Subsidiaries taken as one enterprise or any of the material assets or liabilities acquired or assumed pursuant to the Acquisition Agreement, (b) the legality, validity or enforceability of the Operative Documents, (c) the rights and remedies of the Holder, or (d) the ability of the Holding Company, the Operating Company or any of the other Material Subsidiaries to perform its obligations under any of the Operative Documents and/or to comply with any of the terms thereof applicable to it.

     12.6 The term "Material Default" shall mean (a) any default in the payment when due of fees or expenses that constitute Superior Indebtedness and/or (b) any default under Section 6.01(f) of the Bank Credit Agreement and any other Event of Default (other than an Event of Default under Section 6.01(a)) under the Bank Credit Agreement, or a default or Event of Default, as applicable, under the analogous provisions of any Refinancing Agreement relating to the Bank Credit Agreement and/or (c) any default under Sections 16.1(e), (f) or (g) of the Securities Purchase Agreements and any other Event of Default (other than an Event of Default under Section 16.1(a) or 16.1(b)) under the Securities Purchase Agreements, or a default or Event of Default, as applicable, under the analogous provisions of any Refinancing Agreement relating to the Securities Purchase Agreements.

     12.7 The term "Notes" or any reference thereto in any provision hereof which has been incorporated by reference to the Securities Purchase Agreements shall mean and be deemed to refer to this Note.

     12.8 The terms "Note Guarantee" and "Note Guarantees" shall have the meanings ascribed to them in Section 11.10 hereof.

     12.9 The term "Operating Company" shall mean PSC Acquisition Inc., a Delaware corporation, and any successor thereto including, after the Merger, Scanning.

     12.10 The term "Operative Documents" shall mean this Note together with the Note Guarantees, each as it may from time to time be amended, modified or supplemented.

     12.11 The term "Prime Rate" shall mean the rate established by CoreStates Bank, N.A. ("CoreStates") from time to time as its "base or prime rate." The Prime Rate is not necessarily CoreStates's most favored rate.

     12.12 The term "Refinancing Agreement" shall mean (i) the Refinancing Agreement as defined in the Securities Purchase Agreements, and (ii) the loan agreements, documents and instruments, if any, entered into by the Companies in compliance with this Note, pursuant to which Indebtedness is incurred by the Companies which refinances or refunds all or any portion of the Indebtedness under the Subordinated Debt Documents, provided that all of such refinancing or refunding Indebtedness is permitted under Section 7 hereof and provided, further, that the terms of such loan agreements, documents and instruments, taken as a whole, are no more restrictive upon the Obligors and are no more adverse to the interests of the Holder than those of the Subordinated Debt Documents.

     12.13 The term "Restricted Payment" as applied to any Person shall mean:

     (a) any dividend or other distribution, direct or indirect, on account of any Shares of such Person now or hereafter outstanding (including, without limitation, Preferred Shares) or any securities convertible into or exercisable or exchangeable for such Shares or any rights, options or warrants to acquire any such Shares, except (i) any such dividend or distribution payable to the Holding Company, the Operating Company and/or any Wholly-Owned Subsidiary Guarantor and (ii) a pro rata distribution payable to all of the stockholders of the Holding Company solely in shares of Common Stock of the Holding Company and as a result of which there is no change in the relative ownership interest of any stockholder in the Holding Company or any of such stockholder's rights; and

     (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any Shares of such Person now or hereafter outstanding (including, without limitation, Preferred Shares) or any securities convertible into or exercisable or exchangeable for such Shares or any rights, options or warrants to acquire any such Shares.

     12.14 The term "Securities Purchase Agreements" shall mean those certain Securities Purchase Agreements dated as of the date hereof by and among SpectraScan, Inc., a Delaware corporation, the Holding Company and the institutional investors named therein with respect to the issuance and sale by the Operating Company to such institutional investors of an aggregate of $30,000,000 principal amount of its 11.25% Senior Subordinated Notes due 2006, as such Securities Purchase Agreements exist on the date hereof. This Section
12.14 shall not be interpreted so as to restrict the Holding Company or its Subsidiaries from entering into any amendment, modification, supplement or waiver of the Securities Purchase Agreements permitted by the other provisions hereof.

     12.15 The term "Subordinated Debt Documents" shall mean the "Operative Documents" as such term is defined in the Securities Purchase Agreements.

     12.16 The term "Subordinated Indebtedness" shall mean the principal amount of the Indebtedness evidenced by this Note, together with any interest, fee, expense and/or other amount due thereon or payable with respect thereto, including any such amounts payable by any guarantor of this Note.

     12.17 The term "Superior Indebtedness" shall mean (i) the Superior Indebtedness under the Securities Purchase Agreements, and (ii) the principal amount of all Funded Debt and Current Debt of the Operating Company under the Subordinated Debt Documents or any Refinancing Agreement relating thereto, together with any interest (including Accrued Bankruptcy Interest), premium, if any, fee, expense and/or other amount due thereon or payable with respect thereto, including any such amounts payable by any guarantor under the Subordinated Debt Documents, provided that the aggregate principal amount shall at no time exceed $31,500,000 minus the sum of all repayments of the principal of the Indebtedness under the Subordinated Debt Documents.

     12.18 Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreements.

     IN WITNESS WHEREOF, the Operating Company has executed this Note as an instrument under seal as of the date first above written.

                                          PSC ACQUISITION INC.



                                          By:/s/ William J. Woodard
                                             Vice President, Finance